Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

LANDMARK BANCORP, INC.

MANHATTAN ACQUISITION CORPORATION

AND

FIRST MANHATTAN BANCORPORATION, INC.

SEPTEMBER 6, 2005

i

Section 4.24	Regulatory Filings
Section 4.25	Fiduciary Accounts
Section 4.26	Indemnification Claims
Section 4.27	Insider Interests
Section 4.28	Code Sections 280G and 4999
Section 4.29	Brokerage Commissions
Section 4.30	Approval Delays
Section 4.31	Disclosure

Article 5	Representations and Warranties of Landmark and Acquisition Corp
Section 5.1	Organization
Section 5.2	Authorization; Enforceability
Section 5.3	No Conflict
Section 5.4	Disclosure
Section 5.5	Delays
Section 5.6	Brokerage Commissions

Article 6	First Manhattan’s Covenants
Section 6.1	Access and Investigation
Section 6.2	Operation of First Manhattan and First Manhattan Subsidiaries
Section 6.3	Negative Covenants
Section 6.4	Subsequent First Manhattan Financial Statements; Securities Reports
Section 6.5	Title to Real Estate
Section 6.6	Surveys
Section 6.7	Environmental Investigation
Section 6.8	Advice of Changes
Section 6.9	Other Offers
Section 6.10	Stockholders’ Approval
Section 6.11	Information Provided to Landmark
Section 6.12	Treatment of Employee Benefit Plans
Section 6.13	Data and Item Processing Agreements
Section 6.14	Tax Matters
Section 6.15	Voting Agreement
Section 6.16	Non-Competition Agreement
Section 6.17	Stockholder Release
Section 6.18	First Manhattan Debt
Section 6.19	Accounting and Other Adjustments

Article 7	Landmark’s Covenants
Section 7.1	Access and Investigation
Section 7.2	Advice of Changes
Section 7.3	Information Provided to First Manhattan
Section 7.4	Employee Benefits
Section 7.5	Negative Covenants
Section 7.6	Sale of Capital Stock
Section 7.7	Payment of First Manhattan Debt

Section 7.8	Nonsolicitation
Section 7.9	Indemnification

Article 8	Covenants of All Parties
Section 8.1	Regulatory Approvals
Section 8.2	Customer and Employee Relationships
Section 8.3	Publicity
Section 8.4	Best Efforts; Cooperation

Article 9	Conditions Precedent to Obligations of Landmark
Section 9.1	Accuracy of Representations and Warranties
Section 9.2	First Manhattan’s Performance
Section 9.3	Documents Satisfactory
Section 9.4	No Proceedings
Section 9.5	Absence of Material Adverse Changes
Section 9.6	Regulatory and Other Approvals
Section 9.7	Consents
Section 9.8	No Prohibition
Section 9.9	Dissenting Shares
Section 9.10	Transactional Expenses
Section 9.11	Additional Capital

Article 10	Conditions Precedent to Obligations of First Manhattan
Section 10.1	Accuracy of Representations and Warranties
Section 10.2	Landmark’s Performance
Section 10.3	Documents Satisfactory
Section 10.4	Corporate Approval
Section 10.5	No Proceedings
Section 10.6	Absence of Material Adverse Changes
Section 10.7	Regulatory and Other Approvals
Section 10.8	No Prohibition

Article 11	Termination
Section 11.1	Reasons for Termination and Abandonment
Section 11.2	Effect of Termination
Section 11.3	Expenses
Section 11.4	Remedies

Article 12	Miscellaneous
Section 12.1	Governing Law
Section 12.2	Assignments, Successors and No Third Party Rights
Section 12.3	Waiver
Section 12.4	Notices
Section 12.5	Entire Agreement
Section 12.6	Modification
Section 12.7	Severability
Section 12.8	Further Assurances

Section 12.9	Survival
Section 12.10	Counterparts; Facsimiles
Section 12.11	Jurisdiction and Service of Process

EXHIBIT INDEX

A	Form of Legal Opinion of Counsel to First Manhattan
B	Form of Voting Agreement
C	Form of Non-Competition Agreement
D	Form of First Manhattan Stockholder Release

SCHEDULE INDEX

3.1(a)	Description of Loan
4.1	First Manhattan Organization
4.2	First Manhattan Subsidiary Organization
4.4	No Conflict
4.5	First Manhattan Capitalization
4.6	First Manhattan Subsidiary Capitalization
4.7	Financial Statements and Reports
4.9	Title to Properties
4.11	Loans
4.12	Investments
4.13	Undisclosed Liabilities; Adverse Changes
4.15	Compliance with ERISA
4.17	Legal Proceedings; Orders
4.18	Absence of Certain Changes and Events
4.19	Properties, Contracts and Employee Benefit Plans
4.20	No Defaults
4.21	Insurance
4.22	Compliance with Environmental Laws
4.23	ADA Compliance
4.24	Regulatory Filings
4.26	Indemnification Claims
4.27	Insider Interests
4.29	Brokerage Commissions
6.18	First Manhattan Debt

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 6, 2005 (the “Agreement Date”), among LANDMARK BANCORP, INC., a Delaware corporation (“Landmark”), FIRST MANHATTAN BANCORPORATION, INC., a Kansas corporation (“First Manhattan”), and MANHATTAN ACQUISITION CORPORATION, a Kansas corporation (“Acquisition Corp”).

RECITALS

A.                                    Landmark is a registered bank holding company under the federal Bank Holding Company Act, as amended (the “BHCA”), and First Manhattan is a registered savings and loan holding company under the Home Owners’ Loan Act (“HOLA”).

B.                                    Acquisition Corp is a Kansas corporation formed by Landmark solely for the purpose of facilitating the transactions contemplated herein.

C.                                    The parties to this Agreement desire to effect a reorganization whereby Landmark will acquire control of First Manhattan through the merger (the “Merger”) of Acquisition Corp with and into First Manhattan, with First Manhattan being the surviving entity as a wholly owned subsidiary of Landmark (the “Surviving Corporation”).

D.                                    Pursuant to the terms of this Agreement, each outstanding share of the common stock of First Manhattan, $10.00 par value per share (“First Manhattan Common Stock”), will be converted at the effective time of the Merger into the right to receive cash, in the amount and pursuant to the terms set forth in this Agreement.

E.                                      The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1                                   Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)                                  “Adjusted Stockholders’ Equity” means the consolidated tangible stockholders’ equity of First Manhattan, calculated in accordance with GAAP, as modified, if necessary, to:

(i)                                     include:  (A) the accrued income and expenses (except as set forth in Section 1.1(a)(ii) below) of First Manhattan for all periods ending on or prior to the

Determination Date; (B) any Remediation Cost, as defined in Section 6.7; and (C) except as set forth in Section 1.1(a)(ii) below, any amounts paid or payable to any director, officer or employee of First Manhattan or any First Manhattan Subsidiary under any Contract or benefit plan as a result of the Contemplated Transactions; and

(ii)                                  exclude:  (A) any adjustments made in accordance with Statement of Financial Accounting Standard No. 115 (“SFAS 115”); (B) any realized gains or losses resulting from sales of investment securities effected by First Manhattan or any First Manhattan Subsidiary between June 30, 2005, and the Closing Date; (C) any realized gains on the sale of any branch or on any other extraordinary sales effected by First Manhattan or any First Manhattan Subsidiary between June 30, 2005, and the Closing Date; (D) any amounts paid or payable to Larry R. Heyka under his existing change in control agreement; (E) the reasonable fees and expenses of attorneys, accountants and financial advisors incurred by First Manhattan in connection with this Agreement and the Contemplated Transactions, provided, however, that only one-half (½) of the fee paid or payable to Gerald Sprong up to a maximum of Fifty Thousand Dollars ($50,000), and up to Ten Thousand Dollars ($10,000) of any such fee paid or payable to David Kreller, shall be excluded, provided further, that the balance of any such fees owed to the foregoing individuals is paid by one or more of the First Manhattan Stockholders; and (F) any accounting or other adjustments made pursuant to Section 6.19.

First Manhattan’s Adjusted Stockholders’ Equity shall be calculated by First Manhattan’s auditors, Varney & Associates, in consultation with Landmark’s auditors, KPMG.  For purposes of Article 3, Adjusted Stockholders’ Equity shall be computed as of the close of business on the Determination Date, and for all other purposes of this Agreement shall be computed as of the date specified herein, using in each case reasonable estimates of revenues and expenses where actual amounts are not available.  For purposes of this calculation, First Manhattan shall assume a tax rate of eighteen and one-half percent (18½%).  Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by Landmark’s auditors, which approval shall not be unreasonably withheld.

(b)                                 “Affiliate” means with respect to:

(i)                                     a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)                                  a specified Person other than an individual:  (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clauses (B) or (C) of this subsection (ii).

(c)                                  “Bank” means First Savings Bank, F.S.B., a federally chartered savings bank with its main office located in Manhattan, Kansas, and a wholly owned Subsidiary of First Manhattan.

(d)                                 “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person (or its Subsidiaries) of this Agreement and the Contemplated Transactions.

(e)                                  “Bank Merger” means the merger of the Bank with and into Landmark Bank.

(f)                                    “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

(g)                                 “Business Day” means any day on which the trading of stock occurs on the Nasdaq National Market System.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the performance by Landmark, Acquisition Corp and First Manhattan of their respective covenants and obligations under this Agreement; (iii) Landmark’s acquisition of control of First Manhattan and, indirectly, the Bank; and (iv) the Bank Merger.

(j)                                     “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(k)                                  “CRA” means the Community Reinvestment Act, as amended.

(l)                                     “Determination Date” means the close of business on the last Business Day of the month ending immediately prior to the month in which the Closing Date occurs.

(m)                               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)                                 “Family” means with respect to an individual:  (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

(p)                                 “FDIC” means the Federal Deposit Insurance Corporation.

(q)                                 “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(r)                                    “First Manhattan Stockholder” means a holder of record of First Manhattan Common Stock.

(s)                                  “First Manhattan Subsidiary” means any Subsidiary of First Manhattan, including the Bank.

(t)                                    “GAAP” means generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of Landmark or First Manhattan, as the case may be.

(u)                                 “Knowledge” means:

(i)                                     with respect to First Manhattan that any of (A) Charles Hostetler, Sue Sherwood, Sue Hostetler or Cynthia Hostetler is actually aware of such fact or other matter; or (B) Larry R. Heyka, David J. Kreller, Richard A. Wertzberger, Stanley F. Watt or Bonnie Lowe is actually aware of such fact or other matter, or in the exercise of prudence, that any of the foregoing individuals in this subparagraph (B) could be expected to discover or otherwise become aware of such fact or other matter as a result of their respective positions in the Bank; and

(ii)                                  with respect to Landmark that any of (A) Landmark’s directors is actually aware of such fact or other matter; or (B) any of the Company’s executive officers is actually aware of such fact or other matter, or in the exercise of prudence, that any of the foregoing individuals in this subparagraph (B) could be expected to discover or otherwise become aware of such fact or other matter as a result of their respective positions in Landmark or Landmark Bank; and.

(v)                                 “Landmark Bank” means Landmark National Bank, a national banking association with its main office located in Manhattan, Kansas.

(w)                               “Landmark SEC Documents” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Landmark with the SEC.

(x)                                   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(y)                                 “Material Adverse Effect” with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5):  (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries, taken as a whole; or (ii) on the ability of such Person to perform its material obligations under this Agreement on a timely basis, but not including the effect of any change of any Legal Requirement or economic event affecting financial institutions generally that does not disproportionately affect such Person.

(z)                                   “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(aa)                            “Merger Consideration” means the total cash consideration to be paid to First Manhattan Stockholders in connection with the Merger.

(bb)                          “OCC” means the Office of the Comptroller of the Currency.

(cc)                            “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(dd)                          “Ordinary Course of Business” means any action taken by a Person only if such action:

(i)                                     is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)                                  is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)                               is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ee)                            “OTS” means the Office of Thrift Supervision.

(ff)                                “Outstanding First Manhattan Shares” means the number of shares of First Manhattan Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares held by First Manhattan or any First Manhattan Subsidiary.

(gg)                          “Person” means any individual, corporation (including any non-profit corporation), foundation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(hh)                          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(ii)                                  “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over First Manhattan, Landmark or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to any of the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the OTS and the OCC.

(jj)                                  “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(kk)                            “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect at least one-third of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

(ll)                                  “Tax” means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any Legal Requirement, tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(mm)                      “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(nn)                          “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

(oo)                          “Thrift Reports” means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

Section 1.2                                   Principles of Construction.

(a)                                  In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Manhattan, Kansas, time; (vi) ”including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)                                 The schedules referred to in this Agreement consist of the agreements and other documentation described and referred to in this Agreement, which schedules were delivered by First Manhattan to Landmark prior to the Agreement Date.  Terms used but not otherwise defined in the schedules shall have the meanings attributed to them in the Agreement.  The disclosures in the schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the section of this Agreement to which they reasonably relate and not to any other representation or warranty in this Agreement.  The disclosure schedules may describe contracts, instruments or documents or include information that does not meet the minimum standards of materiality requiring disclosure therein.  The description of any such document or inclusion of such information in the schedules does not constitute an acknowledgement or admission by First Manhattan that such document or information is material.  Any matter expressly and specifically disclosed in good faith on a specific schedule shall be deemed to be disclosed on all other schedules to the extent relevant to the subject matter thereof.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the

Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)                                  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)                                 With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article 2
THE MERGER

Section 2.1                                   The Merger.  Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Kansas General Corporation Code, as amended (the “Kansas Code”), at the Effective Time (as defined below), Acquisition Corp shall be merged with and into First Manhattan pursuant to the provisions of, and with the effects provided in, the Kansas Code, the separate corporate existence of Acquisition Corp shall cease and First Manhattan shall be the Surviving Corporation.  As a result of the Merger, each of the Outstanding First Manhattan Shares, other than Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration.

Section 2.2                                   Effective Time; Closing.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Landmark and First Manhattan, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on the date that is ten (10) Business Days after the end of the calendar month in which both of the following conditions are satisfied:  (i) the receipt of the last required regulatory approval of the Contemplated Transactions and the expiration of the last requisite waiting period; and (ii) the satisfaction or written waiver of all of the conditions provided for in Article 9 and Article 10 (other than those which are intended to be satisfied at the Closing); whichever is later, or at such other time as First Manhattan and Landmark may agree in writing (the “Closing Date”).  Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)                                 The parties to this Agreement agree to file on the Closing Date the appropriate certificate of merger, as contemplated by Sections 17-6003 and 17-6701 of the Kansas Code with the Secretary of State of the State of Kansas.  The Merger shall be effective at the time and on the date agreed to by the parties to this Agreement, and in the event the parties fail to so agree, at 12:01 a.m. of the day following the date on which the certificate of merger is accepted for filing by the Secretary of State of the State of Kansas (the “Effective Time”).

Section 2.3                                   Effects of Merger.  At the Effective Time, the effect of the Merger shall be as provided in the Kansas Code.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquisition Corp and First Manhattan shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Acquisition Corp and First Manhattan shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4                                   Articles of Incorporation.  At the Effective Time, the articles of incorporation of First Manhattan as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.5                                   Bylaws.  At the Effective Time, the bylaws of First Manhattan as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.6                                   Board of Directors.  From and after the Effective Time, until duly changed in compliance with applicable law and the articles of incorporation and bylaws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of the directors of Acquisition Corp immediately prior to the Effective Time.

Section 2.7                                   Management.  At the Effective Time, the officers of Acquisition Corp immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.8                                   Landmark’s Deliveries at Closing.  At the Closing, in addition to any other requirements set forth on this Agreement, Landmark shall deliver or cause to be delivered the following items to or on behalf of First Manhattan:

(a)                                  for each First Manhattan Stockholder, a certified check or wire transfer payable to the order of such stockholder in an amount equal to the Per Share Purchase Price multiplied by the number of shares of First Manhattan Common Stock represented by all stock certificates registered in such stockholder’s name which are duly delivered to Landmark pursuant to Section 2.9(a);

(b)                                 copies of resolutions of the board of directors of Landmark approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Landmark;

(c)                                  copies of resolutions of the board of directors and the sole stockholder of Acquisition Corp approving this Agreement and the consummation of the Contemplated

Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquisition Corp;

(d)                                 a good standing certificate for Acquisition Corp issued by the Secretary of State of the State of Kansas, and dated not more than fifteen (15) Business Days prior to the Closing Date;

(e)                                  a copy of the articles of incorporation of Acquisition Corp certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Kansas;

(f)                                    a certificate of the Secretary or any Assistant Secretary of Acquisition Corp dated the Closing Date certifying a copy of the bylaws of Acquisition Corp;

(g)                                 a certificate executed by the President or any Vice President, and by the Secretary or any Assistant Secretary of Acquisition Corp, dated the Closing Date, stating that:  (i) all of the representations and warranties of Acquisition Corp set forth in this Agreement, as the same may have been updated pursuant to Section 7.2, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Acquisition Corp has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquisition Corp shall have performed and complied in all respects with such covenants and obligations;

(h)                                 a certificate executed by the President or any Vice President, and by the Secretary or any Assistant Secretary of Landmark, dated the Closing Date, stating that:  (i) all of the representations and warranties of Landmark set forth in this Agreement, as the same may have been updated pursuant to Section 7.2, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Landmark has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Landmark shall have performed and complied in all respects with such covenants and obligations; and

(i)                                     such other documents as First Manhattan may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to First Manhattan and its counsel.

Section 2.9                                   First Manhattan’s Deliveries at Closing.  At the Closing, First Manhattan shall deliver or cause to be delivered the following items to or on behalf of Landmark:

(a)                                  certificates representing all of the issued and outstanding shares of First Manhattan Common Stock, duly endorsed (or accompanied by duly executed stock powers);

(b)                                 a good standing certificate for First Manhattan issued by the Secretary of State of the State of Kansas and dated not more than fifteen (15) Business Days prior to the Closing Date;

(c)                                  a copy of the articles of incorporation of First Manhattan certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Kansas;

(d)                                 a certificate of the Secretary or any Assistant Secretary of First Manhattan dated the Closing Date certifying a copy of the bylaws of First Manhattan;

(e)                                  copies of resolutions of the stockholders and the board of directors of First Manhattan authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of First Manhattan;

(f)                                    a good standing certificate for the Bank issued by the OTS and dated not more than fifteen (15) Business Days prior to the Closing Date;

(g)                                 a copy of the charter of the Bank certified by the OTS and dated not more than fifteen (15) Business Days prior to the Closing Date;

(h)                                 a certificate of the Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

(i)                                     a certificate executed by the Chairman or President, and by the Secretary or any Assistant Secretary of First Manhattan, dated the Closing Date, stating that:  (i) all of the representations and warranties of First Manhattan set forth in this Agreement, as the same may have been updated pursuant to Section 6.8, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) First Manhattan has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, First Manhattan shall have performed and complied in all respects with such covenants and obligations;

(j)                                     a list of all First Manhattan Stockholders as of the Closing Date certified by the Secretary or any Assistant Secretary of First Manhattan;

(k)                                  owner’s title insurance policies issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Landmark in accordance with the title commitments delivered by First Manhattan to Landmark in accordance with Section 6.5, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of First Manhattan or the Bank;

(l)                                     a legal opinion of First Manhattan’s counsel dated the Closing Date in the form attached as Exhibit A;

(m)                               an updated Schedule 6.18 dated as of the Closing Date;

(n)                                 a certificate of each of First Manhattan’s legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by First Manhattan prior to and including the Effective Time have been paid in full; and

(o)                                 such other documents as Landmark may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Landmark and its counsel.

Section 2.10                            Bank Merger.  The parties understand that it is the present intention of Landmark to effect the Bank Merger immediately after the Merger or as soon as practicable thereafter.  Landmark and First Manhattan agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective immediately after the Merger or as soon as practicable thereafter.  The resulting bank shall be Landmark Bank.  In furtherance of such agreement, each of Landmark and First Manhattan agrees:

(a)           respectively, to cause the board of directors of each of Landmark Bank and the Bank to approve the Bank Merger and to submit the same to its respective sole stockholder for approval;

(b)           respectively, to vote the shares of stock of Landmark Bank and the Bank owned by them in favor of the Bank Merger; and

(c)           to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type.  Notwithstanding anything contained herein to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time; and (y) none of Landmark’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of First Manhattan or the Bank prior to the Effective Time.

Section 2.11                            Alternative Structure.  Notwithstanding anything contained herein to the contrary, upon receipt of First Manhattan’s prior written consent (which consent shall not be unreasonably withheld), Landmark may specify, for any reasonable business, tax or regulatory purpose, that, before the Effective Time, Landmark, Acquisition Corp and First Manhattan shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of First Manhattan with any Affiliate of Landmark or the merger of any Affiliate of Landmark with First Manhattan.  The parties to this Agreement agree to take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change in the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than forty-five (45) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the First Manhattan Stockholders.

Section 2.12                            Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Landmark nor First Manhattan by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Article 3
CONVERSION OF SECURITIES IN THE MERGER

Section 3.1                                   Manner of Merger.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of Landmark or First Manhattan or any First Manhattan Stockholder:

(i)                                     each share of common stock, $0.01 par value per share, of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

(ii)                                  except as expressly provided in Section 3.2, each Outstanding First Manhattan Share shall be converted into the right to receive cash in an amount equal to the “Purchase Price Per Share” which shall be equal to:

(A)                              the quotient of:

(I)                                    Twelve Million Eight Hundred Seventy Five Thousand Dollars ($12,875,000), increased by the sum of One Hundred Twenty Five Thousand Dollars ($125,000), but if and only if the Bank receives on or before the Determination Date a payment or payments of principal in the aggregate amount of Seven Hundred Thousand Dollars ($700,000) in respect of the loan described in Schedule 3.1(a); divided by

(II)                                the total Outstanding First Manhattan Shares; and

(B)                                increased by the Per Share Equity Increase, if any, as defined below, and

(C)                                decreased by the Per Share Equity Decrease, if any, as defined below;

(iii)                               each share of First Manhattan Common Stock held by First Manhattan as treasury stock shall not be converted into the right to receive cash, but instead shall be canceled as a result of the Merger; and

(iv)                              each share of First Manhattan Common Stock owned by Landmark shall be cancelled.

(b)                                 For the purposes of this Section:

(i)                                     the “Minimum Equity Amount” means:

(A)                              Five Million Five Hundred Thirty Seven Thousand Six Hundred Twenty Five Dollars ($5,537,625) if the Closing occurs at any time prior to November 1, 2005;

(B)                                Five Million Six Hundred Thirty Seven Thousand Six Hundred Twenty Five Dollars ($5,637,625) if the Closing occurs at any time between November 1, 2005, and the close of business on November 30, 2005; and

(C)                                Five Million Seven Hundred Thirty Seven Thousand Six Hundred Twenty Five Dollars ($5,737,625) if the Closing occurs at any time after November 30, 2005, and before the close of business on December 30, 2005;

(D)                               Five Million Eight Hundred Thirty Seven Thousand Six Hundred Twenty Five Dollars ($5,837,625) if the Closing occurs at any time after December 30, 2005, and before the close of business on January 31, 2006;

(E)                                 Five Million Nine Hundred Thirty Seven Thousand Six Hundred Twenty Five Dollars ($5,937,625) if the Closing occurs at any time after January 31, 2006, and before the close of business on February 28, 2006;

(F)                                 Six Million Thirty Seven Thousand Six Hundred Twenty Five Dollars ($6,037,625) if the Closing occurs at any time after February 28, 2006, and before the close of business on March 31, 2006; and

(G)                                Six Million One Hundred Thirty Seven Thousand Six Hundred Twenty Five Dollars ($6,137,625) if the Closing occurs at any time after March 31, 2006, and before the close of business on May 1, 2006;

(ii)                                  the “Per Share Equity Decrease”, if any, shall be equal to:  (A) the total amount that the Adjusted Stockholders’ Equity is less than the Minimum Equity Amount; divided by (B) the Outstanding First Manhattan Shares; and

(iii)                               the “Per Share Equity Increase,” if any, shall be equal to:  (A) the total amount that the Adjusted Stockholders’ Equity is greater than the Minimum Equity Amount; divided by (B) the Outstanding First Manhattan Shares.

(c)                                  After the Effective Time, no holder of First Manhattan Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such First Manhattan Common Stock except to receive payment for such shares of First Manhattan Common Stock in the manner provided herein or as provided in Section 17-6712 of the Kansas Code.

(d)                                 At the Effective Time, First Manhattan Stockholders shall cease to be, and shall have no rights as, First Manhattan Stockholders, other than to receive the Merger Consideration.  After the Effective Time, there shall be no transfers on the stock transfer books of First Manhattan or the Surviving Corporation of shares of First Manhattan Common Stock.  Landmark shall not be liable to any former First Manhattan Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.2                                   Dissenting Shares.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to First Manhattan stockholders pursuant to Section 17-6712 of the Kansas Code, any shares held by a Person who delivers to First Manhattan, prior to the time the vote is taken by First Manhattan’s stockholders on this Agreement and the Merger, a written demand for payment for his or her shares, whose shares were not voted in favor of the Merger and who complies with all of the provisions of the Kansas Code concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Closing Date (“Dissenting Shares”) shall not be converted pursuant to this Article, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the Kansas Code, provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective

Time, withdraw the demand for appraisal or lose the right of appraisal, in either case, pursuant to the Kansas Code shall be deemed to be converted, as of the Effective Time, into cash in an amount determined as provided in this Agreement upon surrender to Landmark in the manner provided in Section 2.8(a) of the stock certificates that represented, immediately prior to the Effective Time, shares of First Manhattan Common Stock.

(b)                                 First Manhattan shall give Landmark:  (i) prompt written notice of any demands for appraisal received by First Manhattan, withdrawals of such demands and any other instruments served pursuant to the Kansas Code and received by First Manhattan; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Kansas Code.  First Manhattan shall not, except with the prior written consent of Landmark, make any payment with respect to any demands for appraisal or offer to settle any such demands.

Article 4
REPRESENTATIONS AND WARRANTIES OF FIRST MANHATTAN

First Manhattan hereby represents and warrants to Landmark that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 4.1                                   First Manhattan Organization.  First Manhattan:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the OTS as a thrift holding company under the HOLA; and (c) has full power and authority, corporate and otherwise, to operate as a thrift holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except where the failure to be so qualified would not have a Material Adverse Effect on First Manhattan on a consolidated basis.  Copies of the articles of incorporation and bylaws of First Manhattan and all amendments thereto are set forth on Schedule 4.1 and are complete and correct.  First Manhattan has no Subsidiaries other than the Bank and as set forth on Schedule 4.1.

Section 4.2                                   First Manhattan Subsidiary Organization.  The Bank is a federal savings bank duly organized, validly existing and in good standing under the HOLA.  Each other First Manhattan Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization.  Each First Manhattan Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Copies of the charter and bylaws (or similar organizational documents) of each First Manhattan Subsidiary and all amendments thereto are set forth on Schedule 4.2 and are complete and correct.

Section 4.3                                   Authorization; Enforceability.

(a)                                  First Manhattan has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by First Manhattan, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of First Manhattan enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)                                 Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws or similar organizational documents of First Manhattan or any First Manhattan Subsidiary:  (i) prohibits or restricts First Manhattan’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Landmark to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.  The board of directors of First Manhattan has unanimously approved the execution of, and performance by First Manhattan of its obligations under, this Agreement.

Section 4.4                                   No Conflict.  Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors (or similar governing body) or stockholders of First Manhattan or any First Manhattan Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which First Manhattan or any First Manhattan Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the HOLA, the National Bank Act, as amended (the “NBA”), the Federal Deposit Insurance Act, as amended (the “FDIA”), the Delaware General Corporation Law (the “Delaware Code”) and the Kansas Code; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract to which First Manhattan or any First Manhattan Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by First Manhattan or any First Manhattan Subsidiary.  Except for the approvals referred to in Section 8.1, and except as set forth in Schedule 4.4 and the requisite approval of First Manhattan Stockholders, neither First Manhattan nor any First Manhattan Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5                                   First Manhattan Capitalization.

(a)                                  As of the Agreement Date, the authorized capital stock of First Manhattan consists exclusively of 25,000 shares of First Manhattan Common Stock, of which 3,718.67 shares are duly issued and outstanding, fully paid and non-assessable, and no shares are held by First Manhattan as treasury shares.  Except for this Agreement, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating First Manhattan or any First Manhattan Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of First Manhattan or any First Manhattan Subsidiary, and except for this Agreement, First Manhattan is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of First Manhattan.  The maximum number of Outstanding First Manhattan Shares is 3,718.67.  First Manhattan acknowledges that the Merger Consideration has been determined based on the accuracy of the representations and warranties made in this Section with respect to the number of Outstanding First Manhattan Shares and the absence of any outstanding stock options for the purchase of First Manhattan Common Stock, and acknowledges that any Breach of the representations and warranties in this Section 4.5(a) shall be deemed to have a Material Adverse Effect on Landmark for purposes of this Agreement.

(b)                                 None of the shares of First Manhattan Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement.  Since December 31, 2004, except as disclosed in or permitted by this Agreement or as provided on Schedule 4.5, no shares of First Manhattan capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Manhattan or any First Manhattan Subsidiary and no dividends or other distributions payable in any equity securities of First Manhattan or any First Manhattan Subsidiary have been declared, set aside, made or paid to the First Manhattan Stockholders.  None of the shares of authorized capital stock of First Manhattan are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement.  Except as may be provided in any First Manhattan Loan (as defined below) entered into in the Ordinary Course of Business, First Manhattan does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and the First Manhattan Subsidiaries set forth in Schedule 4.1.

Section 4.6                                   First Manhattan Subsidiary Capitalization.  As of the Agreement Date, the authorized capital stock of the Bank consists, and immediately prior to the Effective Time will consist, exclusively of 44,000 shares of common stock, $25.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable.  Except as set forth on Schedule 4.6, First Manhattan owns, and will own on the Closing Date, either directly or indirectly all of the issued and outstanding shares of capital stock of each First Manhattan Subsidiary (collectively, the “First Manhattan Subsidiary Shares”), free and clear of any lien or encumbrance whatsoever.  The First Manhattan Subsidiary Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim except pursuant to this Agreement and as set forth on Schedule 4.6.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any First Manhattan Subsidiary, except for such rights held exclusively by First Manhattan.  There are no First Manhattan Subsidiary Shares that are convertible into or exchangeable for any shares of such First Manhattan Subsidiary’s capital stock, except for such rights held exclusively by First Manhattan, and no First Manhattan Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such First Manhattan Subsidiary.  Except for collateral arrangements entered into with borrowers or other obligors in the Ordinary Course of Business, neither First Manhattan nor any First Manhattan Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6.

Section 4.7                                   Financial Statements and Reports.  True, correct and complete copies of the following financial statements are included in Schedule 4.7:

(a)                                  audited Consolidated Balance Sheets for First Manhattan as of December 31, 2004 and 2003, and the related audited Consolidated Statements of Income, Statements of Cash Flows and Consolidated Statements of Changes in Stockholders’ Equity of First Manhattan for the year ended December 31, 2004 and 2003;

(b)                                 audited Balance Sheets for the Bank as of December 31, 2002, 2003 and 2004, and the related audited Statements of Income, Statements of Cash Flows and Statements of Changes in Stockholder’s Equity of the Bank for the years ended December 31, 2002, 2003 and 2004;

(c)                                  unaudited Consolidated Balance Sheet for First Manhattan as of June 30, 2005, and the related unaudited Consolidated Statement of Income for the six months ended June 30, 2005; and

(d)                                 Thrift Reports for the Bank as of the close of business on December 31, 2002, 2003 and 2004, and for the six months ended June 30, 2004 and 2005.

The financial statements described in clause (a) and (b) have been prepared in conformity with GAAP.  The financial statements described in clauses (c) and (d) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented.  Taken together, the financial statements described in clauses (a), (b), (c) and (d) above (collectively, and including the notes thereto, the “First Manhattan Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of First Manhattan and the First Manhattan Subsidiaries as at the respective dates of, and for the periods referred to in, the First Manhattan Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice in the case of the unaudited First Manhattan Financial Statements.  The First Manhattan Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the First Manhattan Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective First Manhattan Financial Statements.

Section 4.8                                   Books and Records.  The books of account, minute books, stock record books and other records of First Manhattan and each First Manhattan Subsidiary are complete and correct in all material respects and have been maintained in accordance with First Manhattan’s business practices and all applicable material Legal Requirements, including the maintenance of an adequate system of internal controls.  The minute books of First Manhattan and each First Manhattan Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors.  At the Closing, all of those books and records will be in the possession of First Manhattan and the First Manhattan Subsidiaries.

Section 4.9                                   Title to Properties.  First Manhattan and each First Manhattan Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent First Manhattan Financial Statement or on Schedule 4.7 or Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the First Manhattan Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, including easements of record which do not underlie the improvements, and covenants and restrictions of record which are not violated by the existing improvements or the present use of the property and which do not restrict reasonable use of the property (all of such exceptions in clauses (a) through (d) are collectively referred to as “Permitted Exceptions”).  Except as set forth on Schedule 4.9, First Manhattan and each First Manhattan Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective properties leased by it.  Except where any failure would not have a Material Adverse Effect on First Manhattan on a consolidated basis, all buildings and structures owned by First Manhattan and each First Manhattan Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10                            Condition and Sufficiency of Assets.  The buildings, structures and equipment of First Manhattan and each First Manhattan Subsidiary are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost.  Except where any failure would not have a Material Adverse Effect on First Manhattan on a consolidated basis, the real property, buildings, structures and equipment owned or leased by First Manhattan and each First Manhattan Subsidiary are in compliance with all Legal Requirements, including building and development codes and other restrictions, subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances.  The assets and properties, whether real or personal, tangible or intangible, that First Manhattan or any First Manhattan Subsidiary purport to own are sufficient for the continued conduct of the business of First Manhattan and each First Manhattan Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11                            Loans.

(a)                                  Each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “First Manhattan Loans”) reflected as an asset on any of the First Manhattan Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of First Manhattan, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.  To the Knowledge of First Manhattan, no obligor named therein is seeking to avoid the enforceability of any term of any First Manhattan Loan under any such laws or equitable principles or doctrines, and no First Manhattan Loan is subject to any defense, offset or counterclaim.

(b)                                 All First Manhattan Loans originated by First Manhattan or any First Manhattan Subsidiary, and all First Manhattan Loans purchased by First Manhattan or any First Manhattan Subsidiary and reflected as an asset on any of the First Manhattan Financial Statements, were made or purchased in accordance with the policies of the boards of directors of First Manhattan and such First Manhattan Subsidiary and in the Ordinary Course of Business of First Manhattan and such First Manhattan Subsidiary.  Except as set forth in Schedule 4.11, the Bank’s interest in all First Manhattan Loans is free and clear of any security interest, lien, encumbrance or other charge, and First Manhattan and each First Manhattan Subsidiary have complied in all material respects with all Legal Requirements relating to such First Manhattan Loans.

(c)                                  Except as disclosed in Schedule 4.11 as of June 30, 2005, neither First Manhattan nor the Bank is a party to any First Manhattan Loan:  (i) under the terms of which the obligor is more than sixty (60) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that is currently classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by First Manhattan or the Bank, or by any Regulatory Authority; (iii) that is currently listed on any “watch list” or categorized as a “potential problem loan” on any internal report of First Manhattan or the Bank; or (iv) to an Affiliate of an obligor under any First Manhattan Loan described in clauses (i), (ii) or (iii) hereof.

(d)                                 The allowance for loan and lease losses reflected in the financial statements (including footnotes thereto) contained in any of the First Manhattan Financial Statements and reports filed with Regulatory Authorities was determined on the basis of First

Manhattan’s and the Bank’s continuing review and evaluation of the portfolio of First Manhattan Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of First Manhattan and the Bank, is adequate in all material respects as of their respective dates under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to First Manhattan Loans previously charged-off, on outstanding First Manhattan Loans.

(e)                                  The Bank owns no “other real estate owned” or other repossessed property.

(f)                                    All guarantees of indebtedness owed to First Manhattan or any First Manhattan Subsidiary, including those of the Federal Housing Administration, the Small Business Administration and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines, and except as would not have a Material Adverse Effect on First Manhattan on a consolidated basis.

(g)                                 In originating, underwriting, servicing, and discharging First Manhattan Loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, First Manhattan and each First Manhattan Subsidiary have complied with all applicable terms and conditions of such obligations and with all Legal Requirements, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on First Manhattan on a consolidated basis.

(h)                                 True, correct and complete copies of the lending policy and the policy for establishing the allowance for loan and lease losses for First Manhattan and the Bank, in each case as in effect as of the date hereof, are set forth on Schedule 4.11.

Section 4.12                            Investments.

(a)                                  Set forth on Schedule 4.12 is a complete and accurate list as of June 30, 2005, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by First Manhattan or any First Manhattan Subsidiary (together with any securities hereafter acquired, the “Investment Securities”).  Schedule 4.12 sets forth, as of June 30, 2005, the applicable CUSIP numbers, the applicable maturity dates and the applicable coupon rates of the Investment Securities, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities, the estimated cost and the estimated fair value of the marketable equity securities and the classification thereof pursuant to SFAS 115 (with such values as of June 20, 2005).

(b)                                 Except as set forth in Schedule 4.12, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of First Manhattan freely to dispose of such investment at any time.  With respect to all material repurchase agreements to which First Manhattan or any First Manhattan Subsidiary is a party, First Manhattan or such First Manhattan Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)                                  Except as set forth in Schedule 4.12, since December 31, 2004, neither First Manhattan nor any First Manhattan Subsidiary has sold or otherwise disposed of any assets in a transaction in which the buyer of such assets or other Person has the right, either conditionally or absolutely, to require First Manhattan or any First Manhattan Subsidiary to repurchase or otherwise reacquire any such assets.

(d)                                 All Investment Securities that are classified as “held to maturity,” “available for sale” and “trading” held by First Manhattan or any First Manhattan Subsidiary have been classified and accounted for in accordance with SFAS 115 and the intentions of First Manhattan’s management.

(e)                                  There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which First Manhattan or any First Manhattan Subsidiary is a party or by which any of its assets or properties may be bound.

(f)                                    A true, correct and complete copy of the policy as in effect as of the date hereof for First Manhattan and the Bank regarding investments, funds management and liquidity/interest rate risk is set forth on Schedule 4.12.

Section 4.13                            Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 4.13, neither First Manhattan nor any First Manhattan Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the First Manhattan Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Except as set forth on Schedule 4.13, since December 31, 2004, there has not been any change in the business, operations, properties, prospects, assets or condition of First Manhattan or any First Manhattan Subsidiary, and, to First Manhattan’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on First Manhattan on a consolidated basis.

Section 4.14                            Taxes.  First Manhattan and each First Manhattan Subsidiary have duly filed all Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects.  First Manhattan and each First Manhattan Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by First Manhattan or any First Manhattan Subsidiary, or to the Knowledge of First Manhattan, claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.  There is no claim or assessment pending or, to the Knowledge of First Manhattan, Threatened against First Manhattan or any First Manhattan Subsidiary for any Taxes owed by any of them.  No audit, examination or investigation related to Taxes paid or payable by First Manhattan or any First

Manhattan Subsidiary is presently being conducted or, to the Knowledge of First Manhattan, Threatened by any Regulatory Authority.  First Manhattan has delivered or made available to Landmark true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by First Manhattan and each First Manhattan Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of First Manhattan or any First Manhattan Subsidiary for any such time period.

Section 4.15                            Compliance with ERISA.  Except as set forth on Schedule 4.15, all employee benefit plans (as defined in Section 3(3) of ERISA) and all First Manhattan Employee Benefit Plans (as defined in Section 4.19) established or maintained by First Manhattan or any First Manhattan Subsidiary or to which First Manhattan or any First Manhattan Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans.  No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which First Manhattan or any First Manhattan Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing.  Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable).  There would be no obligations of First Manhattan or any First Manhattan Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if First Manhattan or such First Manhattan Subsidiary withdrew from any such plan as of the Closing.  All contributions and premium payments that are due under any such benefit plans have been made.  To the Knowledge of First Manhattan, no First Manhattan Employee Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code.  Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth on Schedule 4.15, neither First Manhattan nor any First Manhattan Subsidiary provides health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 4.16                            Compliance with Legal Requirements.  First Manhattan and each First Manhattan Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business.  Each of First Manhattan and each First Manhattan Subsidiary is, and at all times since January 1, 2002, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not have a Material Adverse Effect on First Manhattan on a consolidated basis.  No event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by First Manhattan or any First Manhattan Subsidiary of, or a failure on the part of First Manhattan or any First Manhattan Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of First Manhattan or any First Manhattan Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation did not have a continuing, or would not in the future reasonably be expected to have, a Material Adverse Effect on First Manhattan on a consolidated basis.  Neither First Manhattan nor any First Manhattan Subsidiary has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does First Manhattan have any Knowledge regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of First Manhattan or any First Manhattan Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect on First Manhattan on a consolidated basis.

Section 4.17                            Legal Proceedings; Orders.

(a)                                  Schedule 4.17 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of First Manhattan, Threatened against, affecting or involving First Manhattan or any First Manhattan Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2002, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on First Manhattan on a consolidated basis, and there is no fact to First Manhattan’s Knowledge that would reasonably be expected to provide a basis for any other Proceeding or Order.  To the Knowledge of First Manhattan, no officer, director, agent or employee of First Manhattan or any First Manhattan Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of First Manhattan or any First Manhattan Subsidiary as currently conducted.

(b)                                 Neither First Manhattan nor any First Manhattan Subsidiary:  (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business, or (x)  in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has First Manhattan or any First Manhattan Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.18                            Absence of Certain Changes and Events.  Except as set forth on Schedule 4.18, since December 31, 2004, First Manhattan and each First Manhattan Subsidiary has conducted its respective businesses only in the Ordinary Course of Business.  Without limiting the foregoing, with respect to each, since December 31, 2004, there has not been any:

(a)                                  change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as reflected on the First Manhattan Financial Statements;

(b)                                 amendment of its certificate of incorporation, charter or bylaws (or similar organizational documents) or adoption of any resolutions by its board of directors or stockholders with respect to the same;

(c)                                  payment or increase of any bonus, salary or other compensation to any of its stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing First Manhattan Employee Benefit Plans (as defined below), or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)                                 adoption, amendment or termination of, or increase in the payments to or benefits under, any First Manhattan Employee Benefit Plan;

(e)                                  material damage to or destruction or loss of any of its assets or property, whether or not covered by insurance;

(f)                                    entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)                                 except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by First Manhattan or any First Manhattan Subsidiary of more than $25,000 annually with respect to any such lease, Contract or license or more than $100,000 annually in the aggregate with respect to all such leases, Contracts or licenses;

(h)                                 First Manhattan Loan or commitment to make any First Manhattan Loan other than in the Ordinary Course of Business;

(i)                                     First Manhattan Loan or commitment to make, renew, extend the term or increase the amount of any First Manhattan Loan to any Person if such First Manhattan Loan or any other First Manhattan Loan to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of First Manhattan or any First Manhattan Subsidiary, or was classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan” prior to the commitment, renewal, extension or increase; provided, however, that nothing in this Agreement shall prohibit First Manhattan or any First Manhattan Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

(j)                                     sale, lease or other disposition of any of its assets or properties (except for a sale (x) made in the Ordinary Course of Business by First Manhattan or the Bank of “other real estate owned” or other repossessed properties with a value of less than $25,000 (or the acceptance of a deed in lieu of foreclosure) or (y) in an aggregate amount not exceeding $25,000) or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for Permitted Exceptions;

(k)                                  incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(l)                                     cancellation or waiver by it of any claims or rights other than in the Ordinary Course of Business;

(m)                               any investment by it of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $100,000;

(n)                                 except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person, except for foreclosures upon equity based collateral arrangements entered into with borrowers or other obligees in the Ordinary Course of Business;

(o)                                 transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)                                 material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of First Manhattan to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q)                                 filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)                                    discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)                                  entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction, except in the Ordinary Course of Business and except for sales by First Manhattan of “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t)                                    purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements; or

(u)                                 agreement, whether oral or written, by it to do any of the foregoing.

Section 4.19                            Properties, Contracts and Employee Benefit Plans.  Except for Contracts evidencing First Manhattan Loans made by the Bank in the Ordinary Course of Business, Schedule 4.19 lists or describes the following with respect to First Manhattan and each First Manhattan Subsidiary:

(a)                                  all real property owned by First Manhattan and each First Manhattan Subsidiary and each lease of real property to which First Manhattan and each First Manhattan Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of First Manhattan or such First Manhattan Subsidiary;

(b)                                 all borrowings by First Manhattan or any First Manhattan Subsidiary, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)                                  each Contract that involves performance of services or delivery of goods or materials by First Manhattan or any First Manhattan Subsidiary after the Agreement Date of an amount or value in excess of $25,000 under each Contract;

(d)                                 each Contract that involves expenditures or receipts of First Manhattan or any First Manhattan Subsidiary after the Agreement Date in excess of $25,000;

(e)                                  each Contract not referred to elsewhere in this Section that:

(i)                                     relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or

(ii)                                  materially affects the business or financial condition of First Manhattan or any First Manhattan Subsidiary;

(f)                                    each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms, excluding any renewal terms, of less than one year);

(g)                                 each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of First Manhattan or any First Manhattan Subsidiary;

(h)                                 each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)            each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by First Manhattan or any First Manhattan Subsidiary with any other Person;

(j)            each Contract containing covenants that in any way purport to restrict the business activity of First Manhattan or any First Manhattan Subsidiary or any Affiliate of any of the foregoing, or limit the ability of First Manhattan or any First Manhattan Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)            the name and annual salary of each director and employee of First Manhattan and each First Manhattan Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by First Manhattan, each First Manhattan Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2004, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)          each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreement, plan or arrangement established, maintained, sponsored or undertaken by First Manhattan or any First Manhattan Subsidiary for the benefit of the officers, directors or employees of First Manhattan or any First Manhattan Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by First Manhattan or any First Manhattan Subsidiary for the benefit of the directors, officers or employees of First Manhattan or any First Manhattan Subsidiary (collectively, the “First Manhattan Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of First Manhattan or any First Manhattan Subsidiary;

(n)           the name of each Person who is or would be entitled pursuant to any Contract of First Manhattan or First Manhattan Subsidiaries or First Manhattan Employee Benefit Plan to receive any payment from Landmark, any Landmark Subsidiary, First Manhattan or any First Manhattan Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment, (any such payments being referred to as an “First Manhattan Change of Control Payment”);

(o)           each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by First Manhattan or any First Manhattan Subsidiary to be responsible for consequential damages;

(p)           each Contract for capital expenditures in excess of $25,000;

(q)           each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by First Manhattan or any First Manhattan Subsidiary other than in the Ordinary Course of Business; and

(r)            except as otherwise already disclosed on Schedule 4.19, each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.19 are appended to such Schedule.

Section 4.20         No Defaults.  Except as set forth on Schedule 4.20, to the Knowledge of First Manhattan, each Contract identified or required to be identified on Schedule 4.19 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.  First Manhattan and each First Manhattan Subsidiary is, and at all times since January 1, 2002, has been, in full compliance with all applicable terms and requirements of each Contract under which either First Manhattan or any First Manhattan Subsidiary has or had any obligation or liability or by which First Manhattan or any First Manhattan Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not have a Material Adverse Effect on First Manhattan on a consolidated basis.  To the Knowledge of First Manhattan, each other Person that has or had any obligation or liability under any such Contract under which First Manhattan or any First Manhattan Subsidiary has or had any rights is, and at all times since January 1, 2002, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not have a Material Adverse Effect on First Manhattan on a consolidated basis.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give First Manhattan, any First Manhattan Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract.  Except in the Ordinary Course of Business with respect to any First Manhattan Loan, neither First Manhattan nor any First Manhattan Subsidiary has given to or received from any other Person, at any time since January 1, 2002, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date.  Other than in the Ordinary Course of Business in connection with workouts and restructuring of First Manhattan Loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to First Manhattan or any First Manhattan Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.21         Insurance.  Schedule 4.21 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by First Manhattan or any First Manhattan Subsidiary on the Agreement Date.  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in full.

Section 4.22         Compliance with Environmental Laws.  Except as set forth on Schedule 4.22, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving First Manhattan or any First Manhattan Subsidiary or any of their respective assets that are pending or, to the Knowledge of First Manhattan, Threatened, nor to the Knowledge of First Manhattan is there any factual basis for any of the foregoing, as a result of any asserted failure of First Manhattan or any First Manhattan Subsidiary, or any predecessor thereof, to comply with any Legal Requirement, including any Legal Requirement relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency (collectively, the “Environmental Agencies”) now or at any time hereafter in effect (collectively, the “Environmental Laws”).  No environmental clearances or other governmental approvals are required for the conduct of the business of First Manhattan or any First Manhattan Subsidiary or the consummation of the Contemplated Transactions.  Except as set forth in Schedule 4.22, to the Knowledge of First Manhattan, neither First Manhattan nor any First Manhattan Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or any other remedial action under any Environmental Law.

Section 4.23         ADA Compliance.  Neither First Manhattan nor any First Manhattan Subsidiary has received any written notice that any “alteration” (as such term is defined in the Americans with Disabilities Act (the “ADA”)) to the respective business properties and facilities of First Manhattan and each First Manhattan Subsidiary, including automated teller machines (collectively, the “First Manhattan Facilities”), undertaken after January 26, 1992, are not in compliance in all material respects with the ADA and the Architectural and Transportation Barriers Compliance Board Accessibility Guidelines for Buildings and Facilities (“ADAAG”).  Except as set forth on Schedule 4.23, neither First Manhattan nor any First Manhattan Subsidiary has received any written notice of any investigation, proceeding or complaint, formal or informal, pending or overtly threatened against First Manhattan or any First Manhattan Subsidiary in connection with the First Manhattan Facilities under the ADA, ADAAG or any other Legal Requirement concerning accessibility for individuals with disabilities.

Section 4.24         Regulatory Filings.  Since January 1, 2002, First Manhattan and each First Manhattan Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the OTS and the FDIC, together with any amendment required to be made with respect thereto.  All such filings, including the financial statements, exhibits and schedules thereto were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  Each of such filings, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Legal Requirements enforced or promulgated by the Regulatory Authority with which they were filed.

Section 4.25         Fiduciary Accounts.  The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Legal Requirements and common law.  To the Knowledge of First Manhattan and the Bank, none of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.26         Indemnification Claims.  Except as set forth in Schedule 4.26, to First Manhattan’s Knowledge, no action or failure to take action by any director, officer, employee or agent of First Manhattan or any First Manhattan Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against First Manhattan or any First Manhattan Subsidiary under any agreement with, or the corporate indemnification provisions of, First Manhattan or any First Manhattan Subsidiary, or under any Legal Requirements.

Section 4.27         Insider Interests.  Except as set forth on Schedule 4.27, no officer or director of First Manhattan or any First Manhattan Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with First Manhattan or any First Manhattan Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of First Manhattan or any First Manhattan Subsidiary.

Section 4.28         Code Sections 280G and 4999.  No payment that is owed or may become due from First Manhattan or any First Manhattan Subsidiary, (or following the Merger, Landmark or any Landmark Subsidiary) to any director, officer, employee or agent of First Manhattan or any First Manhattan Subsidiary, including any First Manhattan Change of Control Payment will be non-deductible to First Manhattan or any First Manhattan Subsidiary (or, following the Merger, Landmark) or subject to tax under Section 280G or Section 4999 of the Code, nor will First Manhattan or any First Manhattan Subsidiary (or, following the Merger, Landmark) be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

Section 4.29         Brokerage Commissions.  Except as set forth on Schedule 4.29, no agent, broker, investment banker or other firm or Person or officer or director of First Manhattan is or will be entitled to any broker’s or finder’s fee or any other commission, bonus or similar fee in connection with any aspect of the Contemplated Transactions.

Section 4.30         Approval Delays.  To the Knowledge of First Manhattan, there is no reason specifically relating to First Manhattan or any First Manhattan Subsidiary why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed.  The Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.31         Disclosure.  Neither any representation nor warranty of First Manhattan in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 6.7(c) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 5
REPRESENTATIONS AND WARRANTIES OF LANDMARK AND ACQUISITION CORP

Landmark and Acquisition Corp hereby represent and warrant to First Manhattan that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

Section 5.1            Organization.  Landmark and each Landmark Subsidiary:  (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; and (b) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except where the failure to be so qualified or to have such power and authority would not have a Material Adverse Effect on Landmark on a consolidated basis.

Section 5.2            Authorization; Enforceability.

(a)           Each of Landmark and Acquisition Corp has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Landmark and Acquisition Corp, and the consummation by each of them of its respective obligations under this Agreement, have been authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of each of Landmark and Acquisition Corp enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws or similar organizational documents of any of Landmark or any Landmark Subsidiary:  (i) prohibits or restricts Landmark’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject First Manhattan to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.  The board of directors of Landmark has unanimously approved the execution of, and performance by Landmark of its obligations under, this Agreement, and the President and the sole shareholder of Acquisition Corp have each approved the execution of, and performance by Acquisition Corp of its obligations under, this Agreement.

Section 5.3            No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter or bylaws (or similar organization documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of, Landmark or any Landmark Subsidiary; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Landmark or Landmark Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the HOLA, the NBA, the FDIA, the Delaware Code and the Kansas Code.  Except for the approvals referred to in Section 8.1, neither Landmark nor any Landmark Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.4            Disclosure.  Neither any representation nor warranty of Landmark in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 7.2 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances under which they were made, not misleading.

Section 5.5            Delays.  To the Knowledge of Landmark, there is no reason specifically related to Landmark or any Landmark Subsidiary why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied, unduly delayed or otherwise unavailable.  The most recent regulatory rating given to Landmark Bank as to compliance with the CRA is satisfactory or better.

Section 5.6            Brokerage Commissions.  First Manhattan will not be responsible for the payment of any broker’s or finder’s fee or any other commission, bonus or similar fee to any agent, broker, investment banker or other firm or Person retained by Landmark in connection with any aspect of the Contemplated Transactions.

Article 6
FIRST MANHATTAN’S COVENANTS

Section 6.1            Access and Investigation.

(a)           Landmark and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of First Manhattan and each First Manhattan Subsidiary in accordance with the provisions of this Section.  In addition, Landmark’s officers and employees shall have reasonable access to discuss operational matters with First Manhattan’s officers and employees.  Landmark and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of First Manhattan and each First Manhattan Subsidiary and of their respective financial and legal condition as Landmark shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of First Manhattan or any First Manhattan Subsidiary.  Upon request, First Manhattan and each First Manhattan Subsidiary will furnish Landmark or its Representatives, attorneys’ responses to auditors’ requests for information regarding First Manhattan or such First Manhattan Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Landmark (provided, with respect to attorneys, such disclosure would not result in the waiver by First Manhattan or any First Manhattan Subsidiary of any claim of attorney-client privilege), and will permit Landmark and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for First Manhattan or such First Manhattan Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Landmark or its Representatives.  No investigation by Landmark or any of its Representatives shall affect the representations and warranties made by First Manhattan.  This Section shall not require the disclosure of any information the disclosure of which to Landmark would be prohibited by any Legal Requirement.

(b)           First Manhattan shall allow a representative of Landmark to attend as an observer all meetings of the board of directors and committees of the board of directors of First Manhattan and any First Manhattan Subsidiary, including any meeting of the loan committee and asset liability management committee of First Manhattan or any First Manhattan Subsidiary.  First Manhattan shall give reasonable notice to Landmark of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  First Manhattan shall provide to Landmark all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of First Manhattan or any First Manhattan Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure.  It is understood by the parties that Landmark’s representative will not have any voting rights with respect to matters discussed at these meetings and that Landmark is not managing the business or affairs of First Manhattan or any First Manhattan Subsidiary.  All information obtained by Landmark at these meetings shall be treated in confidence as provided in that certain Confidentiality Agreement dated March 8, 2005, between Landmark and First Manhattan (the “Confidentiality

Agreement”).  Notwithstanding the foregoing, Landmark shall not be permitted to attend any portion of a meeting and First Manhattan shall not be required to provide Landmark with any materials, in violation of applicable law or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by Section 6.9, or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

(c)           Any confidential information or trade secrets of Landmark received by First Manhattan, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

Section 6.2            Operation of First Manhattan and First Manhattan Subsidiaries.  Except with the prior written consent of Landmark, between the Agreement Date and the Closing Date, First Manhattan will, and will cause each First Manhattan Subsidiary, to:

(a)           conduct its business only in the Ordinary Course of Business;

(b)           use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)           confer with Landmark concerning operational matters of a material nature;

(d)           enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm’s-length transactions in the Ordinary Course of Business and consistent with sound banking practices and policies and Legal Requirements, and First Manhattan shall obtain the prior consent of Landmark, which consent shall not be unreasonably withheld or delayed, for all new extensions of credit or lending relationships in excess of $250,000 to any Person, including that Person’s Affiliates, but not including any loan secured by a residence and with a loan to value ratio of 80% or less;

(e)           consistent with past practice, maintain an allowance for loan and lease losses that is adequate in all material respects under applicable Legal Requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(f)            maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;

(g)           not buy or sell any security held, or intended to be held, for investment provided however, that such restrictions shall not affect the buying and selling by the Bank of

Federal Funds or the reinvestment of dividends paid on any securities owned by the Bank as of the Agreement Date;

(h)           file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(i)            maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

Section 6.3            Negative Covenants.

(a)           Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, First Manhattan will not, and will cause each First Manhattan Subsidiary not to, without the prior written consent of Landmark, take any affirmative action, or fail to take any reasonable action within its control, as a result of which:  (a) any of the changes or events listed in Section 4.18 occurs; or (b) a Breach of First Manhattan’s representations or warranties occurs.

(b)           Notwithstanding anything to the contrary contained in this Agreement, First Manhattan Subsidiaries may pay dividends to First Manhattan in amounts sufficient to enable First Manhattan to pay its ordinary operating expenses and accrued liabilities, and the accounting, legal, printing, investment banking, other expenses and costs relating to the Contemplated Transactions.  provided, however, that no dividend shall be paid or declared on or after the Determination Date.

Section 6.4            Subsequent First Manhattan Financial Statements; Securities Reports.  As soon as available after the Agreement Date, First Manhattan will furnish Landmark copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in stockholders’ equity, of First Manhattan prepared for its internal use, and the Bank’s Thrift Reports for each quarterly or annual period completed after June 30, 2005, and all other financial reports or statements submitted after the Agreement Date by First Manhattan or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent First Manhattan Financial Statements”).  Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent First Manhattan Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented.  The Subsequent First Manhattan Financial Statements shall not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent First Manhattan Financial Statements misleading in any material respect.

Section 6.5            Title to Real Estate.  As soon as practical, but in no event later than sixty (60) days after the Agreement Date, First Manhattan shall obtain at its own expense and deliver to Landmark, with respect to all real estate owned by First Manhattan or the Bank (excluding any “other real estate owned,” the “First Manhattan Real Estate”), an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title

Insurance Company or such other title insurance company as is reasonably acceptable to Landmark, showing fee simple title in First Manhattan or the Bank in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

Section 6.6            Surveys.  By no later than forty-five (45) days after the date of this Agreement, First Manhattan shall obtain at its own expense and deliver to Landmark a current ALTA survey of each parcel of First Manhattan Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 6.7            Environmental Investigation.

(a)           Landmark may, in its reasonable discretion, within forty-five (45) Business Days of the Agreement Date, request First Manhattan to provide at Landmark’s expense a Phase I environmental site assessment (the “Phase I Report”) conducted by an independent professional consultant reasonably acceptable to Landmark to determine if any First Manhattan Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property.  The Phase I Report shall be delivered to First Manhattan and Landmark promptly upon its completion.  If the Phase I Report discloses any “Recognized Environmental Conditions” (as that term is defined in Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, ASTM E 1527-00), then Landmark may request First Manhattan to provide at First Manhattan’s expense, a Phase II environmental site assessment (the “Phase II Report”) conducted by an independent professional consultant who may be the same consultant who conducted the Phase I Report and who will be reasonably acceptable to Landmark, with respect to any affected property having a Recognized Environmental Condition.  The Phase II Report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those Recognized Environmental Conditions in accordance with applicable laws and regulations.  If either party, in good faith, disputes the estimate of such costs, the parties to this Agreement shall cooperate in good faith to review and confirm the validity of such estimate with a view towards adjusting (if reasonably necessary) such cost estimate.  The estimated total cost for completing all necessary work plans or removal or remediation actions (as may be adjusted pursuant to the preceding sentence) is referred to collectively as the “Remediation Cost.”  The Phase II Report shall be delivered to First Manhattan and Landmark promptly upon its completion

(b)           Landmark will not report to any one or more of the Environmental Agencies (as defined in Section 4.22) the findings, conclusions, opinions or other information from the Phase I or II Reports without First Manhattan’s prior written consent.  If activity connected with a Phase I or II Report may interfere with normal business operations of any First Manhattan Real Estate, including the access to and activities of First Manhattan’s employees or customers (the “Interfering Activity”), the consultant proposing such activity shall describe the activity, in writing, to Charles H. Hostetler.  First Manhattan reserves the right to limit or prohibit any Interfering Activity, in First Manhattan’s reasonable discretion.

(c)           Upon receipt of the estimate of the costs of all follow-up work set forth in the Phase II Report, Landmark and First Manhattan shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would be indicated by the Phase I or Phase II Reports.  If the Remediation Cost exceeds Three Hundred Thousand Dollars ($300,000), Landmark may, at its sole option, terminate this Agreement, and if the Remediation Cost exceeds Six Hundred Thousand Dollars ($600,000), First Manhattan may, at its sole option, terminate this Agreement.  In the event of any termination pursuant to this Section 6.7(c), neither party shall have any other claim or remedy under this Agreement.  In any event, the Remediation Cost shall be taken into account when computing the Adjusted Stockholders’ Equity.

Section 6.8            Advice of Changes.  Between the Agreement Date and the Closing Date, First Manhattan shall promptly notify Landmark in writing if First Manhattan or any First Manhattan Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of First Manhattan’s representations and warranties as of the Agreement Date, or if First Manhattan or any First Manhattan Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the schedules if such schedules were dated the date of the occurrence or discovery of any such fact or condition, First Manhattan will promptly deliver to Landmark a supplement to the schedules specifying such change.  During the same period, First Manhattan will promptly notify Landmark of the occurrence of any Breach of any covenant of First Manhattan in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.9            Other Offers.

(a)           Until such time, if any, as this Agreement is terminated pursuant to Article 11, First Manhattan will not, and will cause each First Manhattan Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Landmark) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving First Manhattan or any First Manhattan Subsidiary.  Notwithstanding such foregoing restriction, First Manhattan may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of First Manhattan determines, in good faith, that the exercise of its fiduciary duties to the First Manhattan Stockholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that First Manhattan may not, in any event, provide to such third party any information which it has not provided to Landmark.  First Manhattan shall promptly notify Landmark orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

(b)           “Acquisition Transaction” shall, with respect to First Manhattan, mean any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either First Manhattan or any significant subsidiary, as defined in

Rule 1.2 of Regulation S-X of the SEC (a “Significant Subsidiary”), of First Manhattan; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either First Manhattan or any Significant Subsidiary of First Manhattan; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of either First Manhattan or any Significant Subsidiary of First Manhattan; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of First Manhattan; (v) a public proxy or consent solicitation made to First Manhattan Stockholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of First Manhattan; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to First Manhattan or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 6.10         Stockholders’ Approval.  First Manhattan shall take as soon as reasonably practicable after the Agreement Date whatever actions are necessary pursuant to the Kansas Code to obtain the approval of the First Manhattan Stockholders of this Agreement and the Contemplated Transactions.  First Manhattan shall provide to the First Manhattan Stockholders such information as it reasonably determines is required under Kansas law with respect to this Agreement and the Contemplated Transactions, including a copy of Section 17-6712 of the Kansas Code governing the rights of dissenting stockholders (collectively, the “Merger Information”).  First Manhattan and its board of directors shall recommend to the First Manhattan Stockholders the approval of this Agreement and shall solicit proxies or consents voting only in favor thereof from the First Manhattan Stockholders, and First Manhattan and its board of directors shall not withdraw, modify or change, in any manner adverse to Landmark, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Landmark, such recommendation of this Agreement and the Contemplated Transactions; provided, however, that First Manhattan shall not be required to make the recommendation required by this Section, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of First Manhattan determines, in good faith, that the exercise of its fiduciary duties to First Manhattan’s stockholders under applicable law, as advised by its counsel, so requires.  For the avoidance of doubt, the parties acknowledge that the failure of First Manhattan to obtain the approval of the First Manhattan Stockholders of this Agreement and Contemplated Transactions, or to at least cause a meeting of its stockholders to be held for the purposes set forth in the Agreement, or otherwise to comply with the provisions of this Section shall be deemed to have a Material Adverse Effect on First Manhattan on a consolidated basis and on Landmark’s rights under this Agreement.  Anything in this section to the contrary notwithstanding, the action of the First Manhattan Stockholders contemplated by this Section 6.10 may be taken by unanimous written consent, provided such unanimous written consent is executed by all First Manhattan Stockholders as of a reasonably practical date following the Agreement Date.

Section 6.11         Information Provided to Landmark.  First Manhattan agrees that none of the information concerning First Manhattan or any First Manhattan Subsidiary that is provided or to be provided by First Manhattan to Landmark for inclusion or that is included in the Merger Information and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the Merger Information, when mailed or otherwise delivered to First Manhattan Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading with respect to any material fact.  Notwithstanding the foregoing, First Manhattan shall have no responsibility for the truth or accuracy of any information with respect to Landmark or any Landmark Subsidiary or any of their Affiliates contained in the Merger Information or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.12         Treatment of Employee Benefit Plans.  First Manhattan shall make such changes to the First Manhattan Employee Benefit Plans as First Manhattan and Landmark shall agree in order to provide a smooth, efficient and effective transition to the employee benefit plans, programs and arrangements of Landmark, provided, however, that First Manhattan shall not be obligated to make any such changes until immediately prior to the Closing and at such time as First Manhattan shall have received reasonable assurances that all conditions precedent to the parties’ obligations under this Agreement for Closing (except for the completion of actions to be taken at the Closing) have been satisfied.

Section 6.13         Data and Item Processing Agreements.  First Manhattan agrees to consult with Landmark prior to the entry by it or any First Manhattan Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements.  First Manhattan agrees to coordinate with Landmark the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Contemplated Transactions.  First Manhattan further agrees to cooperate with Landmark in seeking to amend or terminate current agreements pursuant to which First Manhattan or a First Manhattan Subsidiary provides data processing services to other financial institutions, all on terms and conditions reasonably requested by Landmark.

Section 6.14         Tax Matters.  Neither First Manhattan nor any First Manhattan Subsidiary shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Landmark.  First Manhattan and each First Manhattan Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Landmark for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

Section 6.15         Voting Agreement.  Concurrently with the execution and delivery of this Agreement, First Manhattan shall deliver to Landmark a voting agreement in the form of Exhibit B that governs the voting of shares of First Manhattan Common Stock representing not less than seventy-five percent (75%) of the Outstanding First Manhattan Shares and is signed by First Manhattan Stockholders with the power to vote all such shares.

Section 6.16         Non-Competition Agreement.  Concurrently with the execution and delivery of this Agreement, First Manhattan shall deliver to Landmark a non-competition agreement in the form of Exhibit C, signed by Charles Hostetler.

Section 6.17         Stockholder Release.  Concurrently with the execution and delivery of this Agreement, First Manhattan shall deliver to Landmark a release in the form of Exhibit D, signed by each First Manhattan Stockholder and by any trustee holding shares of First Manhattan Common Stock for any First Manhattan Stockholder.

Section 6.18         First Manhattan Debt.  Concurrently with the execution and delivery of this Agreement, First Manhattan shall deliver to Landmark Schedule 6.18 which shall list all of First Manhattan’s outstanding debts showing for each such debt as of June 30, 2005, the outstanding principal balance, unpaid interest, name and address of obligee, interest rate and maturity.  The outstanding amount of each debt shown on Schedule 6.18 shall be certified by the obligee of such debt.  First Manhattan shall deliver an updated Schedule 6.18 to Landmark on the Closing Date.

Section 6.19         Accounting and Other Adjustments.  First Manhattan agrees that it shall, and shall cause each First Manhattan Subsidiary, to:  (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Landmark, on a consolidated basis after the Effective Time, in any case as Landmark shall reasonably request, provided, however, that neither First Manhattan nor any First Manhattan Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as First Manhattan shall have received reasonable assurances that all conditions precedent to the parties’ obligations under this Agreement for Closing (except for the completion of actions to be taken at the Closing) have been satisfied.

Article 7
LANDMARK’S COVENANTS

Section 7.1            Access and Investigation.  Any confidential information or trade secrets of First Manhattan received by Landmark, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

Section 7.2            Advice of Changes.  Between the Agreement Date and the Closing Date, Landmark shall promptly notify First Manhattan in writing if Landmark or any Landmark Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Landmark’s representations and warranties as of the Agreement Date, or if Landmark or any Landmark Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Landmark will promptly notify First Manhattan of the occurrence of any Breach of any covenant of Landmark in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.3            Information Provided to First Manhattan.  Landmark agrees that none of the information concerning Landmark or any Landmark Subsidiary that is provided or to be provided by Landmark to First Manhattan for inclusion or that is included in the Merger Information and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the Merger Information, when mailed or otherwise delivered to First Manhattan Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, Landmark shall have no responsibility for the truth or accuracy of any information with respect to First Manhattan or any First Manhattan Subsidiary or any of their Affiliates contained in the Merger Information or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.4            Employee Benefits.  For purposes of determining eligibility to participate in and, where applicable, vesting under the employee benefit plans, programs and arrangements generally accorded to all employees of Landmark or any First Manhattan Subsidiary (including tax-qualified retirement plans, welfare benefit plans, vacation pay and Family and Medical Leave Act leave rights), Landmark agrees that all former employees of First Manhattan or any First Manhattan Subsidiary who become employees of Landmark or any of its Subsidiaries shall receive credit for their past service with First Manhattan or the Bank as if such employee had then been employed by Landmark.  Except as provided above, to the extent that, after taking into account such service with First Manhattan or the Bank, employees of First Manhattan or the Bank satisfy the minimum age and service requirements of such employee benefit plans, programs and arrangements, employees of the First Manhattan shall have the right to participate in such plans as of the Effective Time.  Landmark agrees to honor any severance, vacation, holiday, sickness, or other employee benefit commitment in effect immediately prior to the Effective Time between First Manhattan or any First Manhattan Subsidiary and any employee or former employee of any of them (without giving effect to any changes required under Section 6.12), subject to any reserved right to amend or terminate any such plan, program, agreement or other commitment and provided that each of such foregoing employee benefit commitments is disclosed on Schedule 4.19.

Section 7.5            Negative Covenants.  Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, Landmark will not, and will cause each Landmark Subsidiary not to, without the prior written consent of First Manhattan:

(a)           take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of Landmark’s representations or warranties occurs, if such Breach would have a Material Adverse Effect on Landmark on a consolidated basis;

(b)           take any action to amend Landmark’s certificate of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of holders of Landmark Common Stock generally; or

(c)           take any affirmative action, or fail to take any reasonable action within its control, the effect of which would be to materially impair or otherwise prevent the consummation of the Contemplated Transactions.

Section 7.6            Sale of Capital Stock.  In order to satisfy the condition set forth in Section 9.11, Landmark will use its Best Efforts to complete, within one hundred fifty days (150) days after the date of this Agreement, the sale of such number of shares of its capital stock as is required to raise gross proceeds in an amount not less than Eight Million Dollars ($8,000,000).

Section 7.7            Payment of First Manhattan Debt.  Landmark agrees to pay at the Closing all outstanding debt of First Manhattan, provided, that such debt was disclosed on the Schedule 6.18 delivered on the Agreement Date.

Section 7.8            Nonsolicitation.  During the period from the date of this Agreement through the Closing, and for a period of one year from the date of any termination hereof, neither Landmark, nor Landmark Bank, nor any Affiliate thereof, shall directly or indirectly solicit any current employee of First Manhattan or any First Manhattan Subsidiary to become an officer, director, employee of or consultant to Landmark, Landmark Bank or any Affiliate thereof; provided, however, that this Section 7.8 shall not prevent the use of “help wanted” advertising in publications of general circulation or other methods of general solicitation which are not specifically targeted at employees of First Manhattan or any First Manhattan subsidiary, nor shall it prevent Landmark, Landmark Bank or any Affiliate thereof from hiring any current employee of First Manhattan or any First Manhattan Subsidiary as an officer, director, employee of or consultant to Landmark, Landmark Bank or any Affiliate thereof if such current employee responds to such general advertising or otherwise himself or herself initiates the request for such hiring.  This covenant shall survive the Closing for the period set forth in this Section.

Section 7.9            Indemnification.  Except as may be limited by applicable Legal Requirements, Landmark agrees to honor the obligations of First Manhattan or any First Manhattan Subsidiary in respect of indemnification and advancement of expenses currently provided by First Manhattan or any First Manhattan Subsidiary in the current form of its respective articles of incorporation, charter or bylaws in favor of the current and former directors and officers of First Manhattan or such First Manhattan Subsidiary (“Corporate Indemnification”).  This covenant shall survive the Closing so long as such directors and officers are entitled to Corporate Indemnification pursuant to applicable law.

Article 8
COVENANTS OF ALL PARTIES

Section 8.1            Regulatory Approvals.  By no later than sixty (60) days after the Agreement Date, Landmark shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA; (b) the OCC pursuant to the NBA; (c) the OTS pursuant to the HOLA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions.  Landmark shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions.  In advance of any filing made under this Section, First Manhattan and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and Landmark agrees promptly to advise First Manhattan and its counsel of, and share with them, any material communication received by Landmark or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.  Each of Landmark and First Manhattan and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.2            Customer and Employee Relationships.  Each of Landmark and First Manhattan agrees that its respective Representatives may jointly:

(a)           participate in meetings or discussions with officers and employees of First Manhattan and Landmark and their Subsidiaries in connection with employment opportunities with Landmark after the Effective Time;

(b)           contact Persons having dealings with First Manhattan or Landmark or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Landmark after the Effective Time; and

(c)           meet prior to the Effective Time so that Landmark can conduct training, orientation or other programs designed to provide Bank employees with information and instruction regarding their post-acquisition job responsibilities.

Section 8.3            Publicity.  Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to stockholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

Section 8.4            Best Efforts; Cooperation.  Each of Landmark and First Manhattan agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.  Neither Landmark nor First Manhattan will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.  Between the Agreement Date and the Closing Date, each of Landmark and First Manhattan will, and will cause each Landmark Subsidiary and First Manhattan Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Article 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF LANDMARK

The obligations of Landmark to consummate the Contemplated Transactions and to take the other actions required to be taken by Landmark at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Landmark, in whole or in part):

Section 9.1            Accuracy of Representations and Warranties.  All of the representations and warranties of First Manhattan set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on First Manhattan on a consolidated basis or on Landmark’s rights under this Agreement.

Section 9.2            First Manhattan’s Performance.  First Manhattan shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement and the Employee Benefit Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on First Manhattan on a consolidated basis or on Landmark’s rights under this Agreement.

Section 9.3            Documents Satisfactory.  First Manhattan shall have tendered for delivery all of the certificates, documents and other items listed in Section 2.8 of this Agreement, in form and substance reasonably satisfactory to Landmark.

Section 9.4            No Proceedings.  Since the Agreement Date, there must not have been commenced or, to the Knowledge of First Manhattan, Threatened against First Manhattan or any First Manhattan Subsidiary, any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on First Manhattan or its stockholders or Landmark’s rights under this Agreement.

Section 9.5            Absence of Material Adverse Changes.  From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect either on First Manhattan or any First Manhattan Subsidiary.

Section 9.6            Regulatory and Other Approvals.  Landmark shall have obtained the approval of all appropriate regulatory entities of the Contemplated Transactions, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Contemplated Transactions or to obtain substantial damages in respect of such transactions.

Section 9.7            Consents.  First Manhattan shall have obtained or caused to be obtained: (a) all written consents under those Contracts, agreements and arrangements set forth on Schedule 4.19; and (b) all other written consents, permissions and approvals as required under any Contracts, agreements, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the Contemplated Transactions contemplated by this Agreement where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on First Manhattan or its stockholders or Landmark’s rights under this Agreement.

Section 9.8            No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9            Dissenting Shares.  The total number of Dissenting Shares shall be no greater than five percent (5%) of the number of Outstanding First Manhattan Shares.

Section 9.10         Transactional Expenses.  Landmark shall have received proof satisfactory to it that First Manhattan has paid or fully accrued for as of the Determination Date all of the fees and expenses of attorneys, accountants and financial advisors incurred and that will be incurred by First Manhattan in connection with this Agreement and the Contemplated Transactions.

Section 9.11         Additional Capital.  Within one hundred fifty (150) days after the Agreement Date, Landmark shall have been successful in selling capital stock for gross proceeds of not less than Eight Million Dollars ($8,000,000).

Article 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF FIRST MANHATTAN

First Manhattan’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by First Manhattan at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by First Manhattan, in whole or in part):

Section 10.1         Accuracy of Representations and Warranties.  All of the representations and warranties of Landmark and Acquisition Corp set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on Landmark on a consolidated basis or on First Manhattan’s rights under this Agreement.

Section 10.2         Landmark’s Performance.  Landmark and Acquisition Corp shall have performed or complied with all covenants and obligations to be performed or complied with by them under the terms of this Agreement and the Employee Benefit Agreement on or prior to the

Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on Landmark on a consolidated basis or on First Manhattan’s rights under this Agreement.

Section 10.3         Documents Satisfactory.  Landmark shall have tendered for delivery all of the certificates, documents and other items listed in Section 2.7 of this Agreement, in form and substance reasonably satisfactory to First Manhattan.

Section 10.4         Corporate Approval.  The First Manhattan Stockholders shall have duly and validly approved this Agreement and the Contemplated Transactions as necessary under applicable Legal Requirements.

Section 10.5         No Proceedings.  Since the Agreement Date, there must not have been commenced or, to the Knowledge of Landmark, Threatened against Landmark or any Landmark Subsidiary, any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect either on Landmark or its stockholders or First Manhattan’s rights under this Agreement.

Section 10.6         Absence of Material Adverse Changes.  From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on Landmark on a consolidated basis.

Section 10.7         Regulatory and Other Approvals.  Landmark shall have obtained the approval of all appropriate regulatory entities of the Contemplated Transactions, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Contemplated Transactions or to obtain substantial damages in respect of such transactions.

Section 10.8         No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Article 11
TERMINATION

Section 11.1         Reasons for Termination and Abandonment.  This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)           by mutual consent of the boards of directors of Landmark and First Manhattan;

(b)           by Landmark if:  (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible

(other than through the failure of Landmark to materially comply with its obligations under this Agreement); and (ii) Landmark has not waived such condition on or before the Closing Date;

(c)           by First Manhattan if:  (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of First Manhattan to materially comply with its obligations under this Agreement); and (ii) First Manhattan has not waived such condition on or before the Closing Date;

(d)           by either Landmark or First Manhattan in accordance with the provisions of Section 6.7(c); or

(e)           by either Landmark or First Manhattan if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is eight (8) months after the Agreement Date, or such later date as the parties may agree.

Section 11.2         Effect of Termination.  Except as provided in Section 11.3 or Section 11.4, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Landmark, First Manhattan or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Section 11.3 and Section 11.4, nothing herein shall relieve any party from liability for the Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 11.3         Expenses.  Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the Contemplated Transactions.

Section 11.4         Remedies.

(a)           If this Agreement is terminated by Landmark pursuant to Section 11.1 because there is a Breach of any of First Manhattan’s representations, warranties, covenants or agreements, Landmark shall be entitled to enforce its rights under this Agreement, to recover damages by reason of any such Breach and to exercise all other rights granted by law or equity.

(b)           If this Agreement is terminated by First Manhattan pursuant to Section 11.1 because there is a Breach of any of Landmark’s representations, warranties, covenants or agreements, First Manhattan shall be entitled to enforce its rights under this Agreement, to recover damages by reason of any such Breach and to exercise all other rights granted by law or equity.

Article 12
MISCELLANEOUS

Section 12.1         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Kansas applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2         Assignments, Successors and No Third Party Rights.  None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12.3         Waiver.  Except as provided in Article 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4         Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

If to Landmark, to:

Landmark Bancorp, Inc.

230 Poyntz Avenue

Manhattan, Kansas  66502

Attention:      Patrick L. Alexander, President and CEO

Telephone:    (785) 565-2000

Telecopier:    (785) 565-2055

with copies to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

333 West Wacker Drive, Suite 2700

Chicago, Illinois  60606

Telephone:    (312) 984-3100

Telecopier:    (312) 984-3150

Attention:      John E. Freechack, Esq.

If to First Manhattan, to:

First Manhattan Bancorporation, Inc.

c/o Charles H. Hostetler

Charleson-Wilson Insurance

555 Poyntz Avenue

Manhattan, Kansas  66502

Telephone:    (785) 537-1600

Telecopier:    (785) 537-1656

with copies to:

Blackwell Sanders Peper Martin LLP

4901 Main Street, Suite 1000

Kansas City, Missouri 64112

Telephone:    (816) 983-8145

Telecopier:    (816) 983-8080

Attention:      Robin V. Foster, Esq.

and

Blackwell Sanders Peper Martin LLP

720 Olive Street, Suite 2400

St. Louis, Missouri 63101

Telephone:    (314) 345-6407

Telecopier:    (314) 345-6060

Attention:      Craig A. Adoor, Esq.

or to such other Person or place as First Manhattan shall furnish to Landmark or Landmark shall furnish to First Manhattan in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 12.5         Entire Agreement.  This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, including the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.6         Modification.  This Agreement may not be amended except by a written agreement signed by each of First Manhattan and Landmark.  Without limiting the foregoing, First Manhattan and Landmark may by written agreement signed by each of them:  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the First Manhattan Stockholders shall affect the rights of the First Manhattan Stockholders in any manner that is materially adverse to such Persons.

Section 12.7         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.8         Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.9         Survival.  The representations, warranties and, except as expressly set forth herein, the covenants contained herein shall not survive beyond the Closing.

Section 12.10       Counterparts; Facsimiles.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  The delivery of executed counterparts of this Agreement may be effected by telecopy, which shall have the same force and effect as original executed and delivered signature pages hereto.

Section 12.11       Jurisdiction and Service of Process.  Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Kansas, County of Riley or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Riley, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

[THIS SPACE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

FIRST MANHATTAN BANCORPORATION, INC.	LANDMARK BANCORP, INC.

By:	By:
Name:	Name:
Title:	Title:

MANHATTAN ACQUISITION CORPORATION

By:
Name:
Title:

SCHEDULE 3.1(a)

Loan No.  00084248650 to BioFoods, Inc. and BioCore Medical Technologies, Inc.